Exhibit 107
424(b)(5)
(Form Type)
B.P. CAPITAL MARKETS AMERICA INC
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities
(1)

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Debt	$400,000,000 5.017% Guaranteed Notes due 2027	Rule 457(r)	$400,000,000	101.034%	$404,136,000	$ 153.10 per $1,000,000	$61,874

	Debt	$950,000,000 5.227% Guaranteed Notes due 2034	Rule 457(r)	$950,000,000	99.599%	$946,190,500		$144,862

	Debt	$650,000,000 4.868% Guaranteed Notes due 2029	Rule 457(r)	$650,000,000	100.00 0%	$650,000,000		$99,515

	Other	Guarantee of 5.017% Guaranteed Notes due 2027	Other (2)	—	—			— (2)

	Other	Guarantee of 5.227% Guaranteed Notes due 2034	Other (2)	—	—			— (2)

	Other	Guarantee of 4.868% Guarantee Notes due 2029	Other (2)	—	—			— (2)

Fees Previously Paid	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—	—	—

	Total Offering Amounts					$2,000,326,500		$306,251

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$306,251

(1)	The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offering.

(2)
BP p.l.c. will fully and unconditionally guarantee the 5.017% Guaranteed Notes due 2027, the 5.227% Guaranteed due 2034 and the 4.868% Guaranteed Notes due 2029 issued by B.P. Capital Markets America Inc. Pursuant to Rule 457(n) under the Securities Act of 1933, as amended, no separate fee is payable with respect to such guarantee.